EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports First Quarter 2007 Financial Results
- Record First Quarter Revenue of $28.4Million -
- 28% Growth Driven by Xenogen Acquisition -

HOPKINTON, Mass., May 3, 2006 — Caliper Life Sciences, Inc. (NASDAQ: CALP), a leading provider of instruments and services for pre-clinical drug research, today announced its first quarter financial results for 2007. First quarter revenues were $28.4 million, an increase of 28% from $22.3 million in the same period in 2006.  Net loss for the quarter was $9.6 million ($0.20 per share) compared to a net loss of $4.4 million ($0.13 per share) in the same quarter of 2006. Caliper attributed its revenue growth and widened net loss, which were anticipated, to its acquisition of Xenogen Corporation in August 2006 and the effects of a seasonally slow quarter in combination with its post-acquisition cost structure.

First quarter highlights include:

•                  Strong first quarter revenue from Xenogen-related products and services, which grew 23% from the first quarter of 2006. Shipment of the new IVIS Spectrum imaging system with enhanced fluorescence and quantitative 3-D imaging capability commenced during the quarter. Xenogen revenue offset a decline in automation revenue resulting from unfavorable quarter-to-quarter comparisons of sales to certain customers, including Affymetrix and Agilent, and timing delays in technology spending by certain large customers.

•                  Two key contracts secured by Caliper Discovery Alliances and Services. CDAS was awarded a significant contract with the Environmental Protection Agency for developing new approaches to identify toxic environmental chemicals. CDAS also reported a Pfizer contract for in vivo compound profiling to explore new indications for selected drug compounds.

•                  New development license signed with Wako Pure Chemical Industries, a subsidiary of Takeda Pharmaceutical Company. Wako is using Caliper’s microfluidics technology for the development of new diagnostics systems targeted at decentralized testing in hospitals and clinics. Terms of the agreement have not been disclosed.

•                  Exclusive license rights acquired for the majority of Monogram Bioscience’s microfluidics patent portfolio. This license expands the potential microfluidic applications for Caliper’s in-house development or for development with industry partners under the Caliper Driven licensing program.

“We are encouraged by early interest in our new products and our associated growth outlook for the remainder of the year,” said Kevin Hrusovsky, president and CEO of

Caliper. “While we anticipated a soft first quarter, we are pleased by the pipeline build for our new products.  Further, we achieved our revenue guidance for the quarter.  We expect the combination of rapid growth in Xenogen products and services, coupled with our new products, will contribute to double-digit revenue growth and strong margin improvement in the second half of 2007.”

GAAP Guidance

Caliper reported that its revenue outlook for the second quarter of 2007 is $30 to $35 million (growth of 23% to 44%) and its revenue outlook for the full year 2007 is $137 to $143 million (growth of 27% to 33%).

Supplemental Non-GAAP Financial Results

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. A reconciliation of Caliper’s GAAP to non-GAAP Statements of Operations is provided at the end of this release under “Adjusted Consolidated Statements of Operations.” Adjusted results of operations exclude stock-based compensation charges and acquisition-related revenue adjustments and expenses, such as amortization of intangibles and restructuring charges and credits. Caliper believes that providing this additional information enhances investors’ understanding of the financial performance of Caliper’s operations and increases the comparability of its current financial statements to prior periods.

In the first quarter of 2007, Caliper reported adjusted revenue of $29.1 million, an increase of 30% over the first quarter of 2006, and an adjusted net loss of $5.1 million ($0.11 per share) in comparison with an adjusted net loss of $1.9 million ($0.06 per share) in the first quarter of 2006. Xenogen was the most significant factor in terms of revenue growth and increased operations spending.

Caliper will discuss its first quarter results in a conference call to be held today, May 3, at 9:00 a.m. EDT. To participate in the call, please dial 800-573-4842 five to ten minutes prior to the call and use the participant passcode 29075706. International callers can access the call by dialing 617-224-4327 and entering the same passcode.

A live webcast of the call can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the second quarter of 2007.

Telephone replays of the conference call will be available approximately two hours after the completion of the call on May 3, 2007 until May 10, 2007. To access a telephone playback of the proceedings, dial 888-286-8010 and use the participant passcode 33401553. International callers can access the playback by dialing 617-801-6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a leading provider of drug discovery and life sciences research solutions for the pharmaceutical and biotechnology industries. With its acquisitions of NovaScreen Biosciences and Xenogen Corporation, Caliper believes it has positioned itself to transform drug discovery and development through a keen focus on clinically relevant experimentation. Caliper’s products and services, assembled from a leading portfolio of microfluidics, liquid handling, and imaging technologies, span in vitro and in vivo experimentation and address key issues on the critical path of drug discovery and development. More information about Caliper can be found at www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expected financial results for the second quarter ending June 30, 2007 and for fiscal year 2007, and Caliper’s expectations regarding revenue growth and gross margin improvement during the second half of 2007 from newly introduced products, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the risk that unexpected difficulties may be encountered in gaining wider commercial adoption of Caliper’s new products, and that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery and imaging systems and other products. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2006. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  Caliper, Xenogen and IVIS are registered trademarks, and Spectrum, Caliper Driven, Zephyr, Desktop Profiler, and ProfilerPro are trademarks, of Caliper Life Sciences, Inc.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Revenue:
Product revenue	$15,261	$14,698
Service revenue	8,930	5,043
License fees and contract revenue	4,249	2,558

Total revenue	28,440	22,299

Costs and expenses:
Cost of product revenue	9,967	9,789
Cost of service revenue	5,653	2,839
Cost of license revenue	442	—
Research and development	6,774	4,458
Selling, general and administrative	12,607	8,476
Amortization of intangible assets	2,537	1,254
Restructuring charges, net	26	42

Total costs and expenses	38,006	26,858

Operating loss	(9,566)	(4,559)
Interest income, net	7	191
Other income, net	13	53
Provision for income taxes	(51)	(134)

Net loss	$(9,597)	$(4,449)

Net loss per share, basic and diluted	$(0.20)	$(0.13)
Shares used in computing net loss per common share, basic and diluted	46,979	33,518

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$9,905	$11,634
Marketable securities	11,655	13,303
Accounts receivable, net	24,829	30,822
Inventories	21,823	18,758
Other current assets	3,789	2,273

Total current assets	72,001	76,790
Property and equipment, net	12,587	13,182
Intangible assets, net	50,969	52,806
Goodwill	80,776	80,776
Other assets	1,858	1,499

Total assets	$218,191	$225,053

Liabilities and stockholders’ equity
Current liabilities	$51,206	$49,938
Loans payable and other long-term obligations	16,567	17,706
Stockholders’ equity	150,418	157,409

Total liabilities and stockholders’ equity	$218,191	$225,053

* Derived from audited financial statements for the year ended December 31, 2006.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31, 2007				March 31, 2006
	Reported	Stock- Based Comp	Other Adjustments	Adjusted (1)	Reported	Stock- Based Comp	Other Adjustments	Adjusted (1)
Revenues:
Product revenue(4)	$15,261	$—	$—	$15,261	$14,698	$—	$—	$14,698
Service revenue	8,930	—	—	8,930	5,043	—	—	5,043
License fees and contract revenue(4)	4,249	—	637	4,886	2,558	—	—	2,558
Total revenues:	28,440	—	637	29,077	22,299	—	—	22,299
Cost and Expenses:
Cost of product revenue(2),(4)	9,967	(128)	—	9,839	9,789	(127)	—	9,662
Cost of service revenue(2)	5,653	(43)	—	5,610	2,839	(25)	—	2,814
Costo of license revenue(2),(4)	442	—	65	507	—	—	—	—
Research and development(2)	6,774	(254)	—	6,520	4,458	(240)	—	4,218
Selling, general and administrative(2)	12,607	(928)	—	11,679	8,476	(894)	—	7,582
Amortization of intangible assets(3)	2,537	—	(2,537)	—	1,254	—	(1,254)	—
Restructuring charges(3)	26	—	(26)	—	42	—	(42)	—
Total costs and expenses:	38,006	(1,353)	(2,498)	34,155	26,858	(1,286)	(1,296)	24,276
Operating loss:	(9,566)	1,353	3,135	(5,078)	(4,559)	1,286	1,296	(1,977)
Interest income, net	7	—	—	7	191	—	—	191
Other income (expense), net	13	—	—	13	53	—	—	53
Benefit (provision) for income taxes	(51)	—	—	(51)	(134)	—	—	(134)
Net income (loss)	$(9,597)	$1,353	$3,135	$(5,109)	(4,449)	$1,286	$1,296	$(1,867)
Net income (loss) per share—basic and diluted:	$(0.20)			$(0.11)	$(0.13)			$(0.06)
Shares used in computing net loss pre share—basic and	46,979			46,979	33,518			33,518

Notes to Adjusted Consolidated Statements of Operations

(1)          To supplement the financial results presented on a GAAP basis, the Company uses adjusted measures of gross profit margins, costs and expenses, net loss and net loss per share which are non-GAAP financial measures. Caliper’s management uses these adjusted financial measures to gain an understanding of its comparative operating performance, and also in financial and operating decision-making because management believes they better reflect the underlying economics of Caliper’s ongoing business. Management believes that comparisons of adjusted financial measures may be more meaningful because operating results presented under GAAP may include, from time to time, items that management believes are not necessarily relevant to understand Caliper’s business. Caliper’s management believes that these adjusted financial measures provide useful information to investors and others in understanding and evaluating Caliper’s current operating performance and future prospects. The adjusted financial measures have limitations, however, because they do not include all items of income and expense that impact Caliper’s operations. The adjusted measures exclude:

a)              Expense associated with the amortization of acquisition-related intangible assets, impairment of acquired intangible assets and in-process research and development. This exclusion allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held business activities and with both acquisitive and non-acquisitive peers.

b)             Deferred revenue adjustments recorded in purchase accounting that reduce revenues that would otherwise be recognized on a continuing GAAP basis.

c)              Restructuring expense related reductions in force and costs to discontinue activities including idle capacity costs. The costs largely relate to restructuring activities associated with business combinations and are not indicative of the Company’s normal operating costs.

d)             Stock-based compensation that is recognized under Statement of Financial Accounting Standards (SFAS) No. 123R which requires non-cash stock compensation expense to be recorded when stock options and other stock-related awards vest. Caliper’s management believes that available valuation methodologies and assumptions may result in estimates that are misleading in the comparison of its financial results to its peers, and do not provide meaningful insight into Caliper’s ongoing operations.

(2)          Adjustment represents stock-based compensation expense.

(3)          Adjustment represents intangible asset amortization and impairment charges and restructuring activities related to business combinations.

(4)          Adjustment represents revenues and related costs that were recorded at fair value in accordance with the provisions of SFAS No. 141 and EITF No. 01-03. As a result, these amounts were excluded from the reported results on a GAAP basis; however, due to the fact they relate to purchase accounting, they have been added back on an adjusted basis.

Contacts:
Thomas Higgins
Chief Financial Officer
508-497-2809

Investor Relations:
Seth Lewis
The Trout Group
617-583-1308
slewis@troutgroup.com

Media:
Stacey Holifield or Melissa Bruno
Schwartz Communications
781-684-0770

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